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EXHIBIT 11.0 -  Computation of Earnings per Share


The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                                           Three Months Ended
                                                                                March 31,
                                                                      -----------------------------
                                                                          2001            2000
                                                                      -----------      -----------
Net income                                                            $   457,458      $   427,561

Less: Compensation expense relating to assumed conversion
of warrants and options, net of tax                                       (92,367)              --

Add: Interest expense relating to convertible debt                             --            4,600
                                                                      -----------      -----------
Adjusted net income for computation                                   $   365,091      $   432,161
                                                                      ===========      ===========

Weighted average common shares outstanding                             12,165,250       12,121,756


Common share equivalents relating to stock options, warrants,
and convertible debt                                                      525,167          401,499
                                                                      -----------      -----------

Adjusted common and common equivalent
shares for computation                                                 12,690,417       12,523,255
                                                                      ===========      ===========

Net income per share:

     Basic                                                                   $.04             $.04
                                                                             ====             ====

     Diluted                                                                 $.03             $.03
                                                                             ====             ====


The accompanying notes are an integral part of these statements.